As filed with the Securities and Exchange Commission on June 20, 2018

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
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Cypress Semiconductor Corporation
(Exact name of registrant as specified in its charter)
___________________

Delaware	94-2885898
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
198 Champion Court
San Jose, California 95134
(Address of Principal Executive Offices) (Zip Code)
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CYPRESS SEMICONDUCTOR CORPORATION
EMPLOYEE STOCK PURCHASE PLAN
(Full title of the plan)
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Pamela L. Tondreau
Executive Vice President,
Chief Legal and Human Resources Officer, and Corporate Secretary
Cypress Semiconductor Corporation
198 Champion Court
San Jose, California 95134
(Name and address of agent for service)
(408) 943-2600
(Telephone number, including area code, of agent for service)

___________________
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐
		Emerging Growth Company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock issuable under the Employee Stock Purchase Plan	2,000,000 shares (1)(2)	$17.1775 (3)	$34,355,000 (3)	$4,277.20

1.
The amount to be registered is equal to the fiscal year 2018 automatic annual increase in the number of shares available for issuance under the Cypress Semiconductor Corporation Employee Stock Purchase Plan (the “ESPP”), pursuant to the evergreen formula set forth therein, as approved on May 10, 2013 by a vote of the stockholders of Cypress Semiconductor Corporation, a Delaware corporation (“Cypress,” the “Company,” or the “Registrant”).

2.
In addition to the number of shares of Cypress common stock, par value $0.01 per share (“Common Stock”), stated above, this registration statement on Form S-8 (this “Registration Statement”) covers options and other rights to purchase or acquire the shares of Common Stock covered by this Registration Statement and, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), an additional indeterminate number of shares, options and rights that may be offered or issued pursuant to the ESPP as a result of one or more adjustments under the ESPP to prevent dilution resulting from one or more stock splits, stock dividends, or similar transactions.

3.
Estimated in accordance with Securities Act Rule 457(c) solely for the purpose of calculating the registration fee. The proposed maximum offering price per share and proposed maximum aggregate offering price are based on the average of the high and low prices per share of Cypress Common Stock as reported on the Nasdaq Global Select Market on June 19, 2018, which is a date within five business days prior to the filing of this Registration Statement.

The Exhibit Index for this Registration Statement is at page 7.

PART I
INFORMATION REQUIRED IN THE
SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Securities Act Rule 428(b)(1).

PART II
INFORMATION REQUIRED IN THE
REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference
The following documents of the Company filed with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)):

(a)	Cypress’ Annual Report on Form 10-K for its fiscal year ended December 31, 2017 filed with the Commission on February 26, 2018 (Commission File No. 001-10079);

(b)	Cypress’ Quarterly Report on Form 10-Q for its fiscal quarter ended April 1, 2018 filed with the Commission on April 30, 2018 (Commission File No. 001-10079);

(c)	Cypress’ Current Reports on Form 8-K filed with the Commission on March 15, 2018 and May 15, 2018 (each, Commission File No. 001-10079); and

(d)
The description of Cypress’ Common Stock contained in its Registration Statement on Form 8-A filed with the Commission and dated August 30, 1988, as updated by its Registration Statement on Form 8-A filed with the Commission on October 30, 2009 pursuant to Section 12(b) of the Exchange Act (each, Commission File No. 001-10079), and any other amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.
Item 4. Description of Securities
Not applicable.
Item 5. Interests of Named Experts and Counsel
Not applicable.

Item 6. Indemnification of Directors and Officers
Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) allows for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act.
Article X of Cypress’ Second Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), provides that, to the fullest extent permitted by the DGCL, as the same now exists or may hereafter be amended, a director shall not be personally liable to Cypress or its stockholders for monetary damages for breach of fiduciary duty as a director and that Cypress is authorized to provide indemnification of (and advancement of expenses to) directors, officers, employees and other agents of Cypress in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL, subject only to statutory and non-statutory limits created by applicable Delaware law with respect to actions for breach of duty to a corporation, its stockholders and others. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability (i) for any breach of their duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.
Article VI of Cypress’s Amended and Restated Bylaws (the “Bylaws”) provides that Cypress (i) shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of Cypress) by reason of the fact that he is or was a director or officer of Cypress, or is or was serving at the request of Cypress as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, and (ii) may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or contemplated action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of Cypress) by reason of the fact that he is or was an employee or agent of Cypress, or is or was serving at the request of Cypress as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Cypress, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The Bylaws provide that the termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of Cypress, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.
Article VI of Cypress’s Bylaws also provides that Cypress (i) shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of Cypress to procure a judgment in its favor by reason of the fact that he is or was a director or officer of Cypress, or is or was serving at the request of Cypress as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, and (ii) may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of Cypress to procure a judgment in its favor by reason of the fact that he is or was an employee or agent of Cypress, or is or was serving at the request of Cypress as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Cypress except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to Cypress unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.
Cypress’s Bylaws also provide that, to the extent that a director or officer of Cypress has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith and to the extent that an employee or agent of Cypress has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, he may be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.
Cypress’s Bylaws also permit Cypress to secure insurance on behalf of any officer, director, employee or agent of Cypress for any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, regardless of whether the Bylaws would permit indemnification. Cypress currently maintains liability insurance for the benefit of its officers and directors.
The above discussion of the DGCL and of the Company’s Certificate of Incorporation and Bylaws is not intended to be exhaustive and is qualified in its entirety by such statute, Certificate of Incorporation, Bylaws and indemnification agreements.
Item 7. Exemption from Registration Claimed
Not applicable.
Item 8. Exhibits
See the Exhibit Index at page 7, which is incorporated herein by reference.
Item 9. Undertakings
(a)    The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)    To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and
(iii)    To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided however, that Paragraphs (a)(1)(i) and (a)(1)(ii) of this Section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(h)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, executive officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on June 20, 2018.

CYPRESS SEMICONDUCTOR CORPORATION

By:	/s/ Thad Trent
Thad Trent Executive Vice President, Finance and Administration and Chief Financial Officer
POWER OF ATTORNEY
Each person whose signature appears below constitutes and appoints Thad Trent and Pamela Tondreau, and each of them, acting individually and without the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Hassane El-Khoury Hassane El-Khoury	President, Chief Executive Officer, and Director (Principal Executive Officer)	June 20, 2018
/s/ Thad Trent Thad Trent	Executive Vice President, Finance and Administration and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	June 20, 2018
/s/ W. Steve Albrecht W. Steve Albrecht	Chairman of the Board of Directors	June 20, 2018
/s/ Oh Chul Kwon Oh Chul Kwon	Director	June 20, 2018
/s/ Catherine P. Lego Catherine P. Lego	Director	June 20, 2018
/s/ Camillo Martino Camillo Martino	Director	June 20, 2018
/s/ J. Daniel McCranie J. Daniel McCranie	Director	June 20, 2018
/s/ Jeffery J. Owens Jeffery J. Owens	Director	June 20, 2018
/s/ Jeannine Sargent Jeannine Sargent	Director	June 20, 2018
/s/ Michael S. Wishart Michael S. Wishart	Director	June 20, 2018

EXHIBIT INDEX

Exhibit Number	Exhibit Description	Incorporated by Reference to			Filed Herewith
		Form*	Filing Date	Exhibit

4.1	Cypress Semiconductor Corporation Employee Stock Purchase Plan, Amended and Restated as of June 2, 2015	10-K	2016-03-02	10.18
4.2	Amendment to Amended and Restated Cypress Semiconductor Corporation Employee Stock Purchase Plan (adopted by Cypress’ Board of Directors in November 2017 and effective for offering periods beginning on and after January 1, 2018)	10-K	2018-02-26	10.51
4.3	Cypress Semiconductor Corporation Employee Stock Purchase Plan, Amended and Restated as of January 1, 2019 (approved by Cypress’ stockholders in May 2018 and effective as of January 1, 2019)				X
4.4	Form of Cypress Semiconductor Corporation Employee Stock Purchase Plan Subscription Agreement				X
5.1	Opinion of Pamela L. Tondreau, Executive Vice President, Chief Legal and Human Resources Officer, and Corporate Secretary				X
23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm				X
23.2	Consent of Counsel (included in Exhibit 5.1)				X
24.1	Power of Attorney (included in this Registration Statement under “Signatures”)				X
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* Commission File No. 001-10079